Exhibit 99.3

Dear Fellow Employees:

This morning, we announced our plans to acquire Sithe Energies from Exelon Corporation. This transaction marks our first real growth and business expansion opportunity since our self-restructuring began more than two years ago.

Under the terms of our agreement, we are purchasing all of the outstanding capital stock of Exelon’s subsidiary, Ex Res SHC Inc., which includes 100 percent of the assets of Sithe Energies. We will acquire Sithe’s power generation assets in the Northeast totaling more than 1,000 megawatts of capacity. These include the Independence power generation facility located near Scriba, New York (approximately 260 miles from our Danskammer and Roseton stations), four natural gas-fired merchant facilities also located in New York and four hydro-electric generation facilities in Pennsylvania. Dynegy will also acquire a 750-megawatt, long-term firm capacity sales contract with Consolidated Edison through 2014, with expected annual cash payments of approximately $100 million.

As you know, as part of our self-restructuring we have focused on addressing our long-term power tolling contracts in order to improve our free cash flow. Through this agreement, we will also acquire Sithe Independence L.P., which holds tolling and swap contracts with a subsidiary of Dynegy. This component of the transaction is very important as it means that, upon completion of the acquisition, the tolling and financial swap contracts will become intercompany agreements. In other words, the cash flows of these agreements will stay within Dynegy, so the long-term financial impact is substantially eliminated.

The financial terms of the acquisition include our payment of $135 million in cash and our consolidation of $919 million of debt, with recourse limited to the Sithe Energies asset group. The principal and interest payments related to the debt will be substantially funded through 2014 by the proceeds from the long-term capacity sales contract with Con Ed.

As you have heard me say on several occasions, our power generation infrastructure has the scalability to support more than our current 11,885 megawatts of capacity. I believe our generation business is the best in the industry in terms of managing generation assets, and during the next several months we will be working to integrate Sithe Energies’ facilities and employees into our portfolio. Dan Thompson, who manages our Northeast assets, will oversee the operational aspects of the integration. Cindy Durrett, who managed the recent sale of Illinois Power to Ameren Corp., will direct activities necessary to successfully complete the purchase and ensure a seamless integration of our two companies. In addition, as we work through this process, many of you will participate in transition-related activities – or support those who are. As with the sale of Illinois Power, your full commitment as needs arise will be critical.

As for some thoughts on the financial aspects of our first steps from self-restructuring to growth and business expansion, one of the most notable accomplishments of our financial self-restructuring is our success in reducing our debt from close to $9 billion two years ago to approximately $5.5 billion today, while maintaining ample overall cash and liquidity. While the transaction announced today involves the consolidation of additional debt, we have confidence that its financial benefits make it a strong “should do” for the company at this time. And, as I mentioned, the new debt is substantially funded by a long-term capacity contract that is already in place, so our efforts to achieve an appropriate capital structure for our company remain on target.

On a final note, I would like to thank the team that developed the sales agreement with Exelon, including Lynn Lednicky and Kevin Hole of Business Development & Strategic Planning and Terry Jones of our Legal Group. These three worked tirelessly on the transaction.

“Turning the corner” from self-restructuring to a growth mode is a proud new direction for the company, all of its investors and, especially, each one of you. I thank you for your contributions that have helped get us where we are today.

Sincerely,

Bruce Williamson

Chairman, President & CEO